 EXHIBIT 99.1

EMPIRE RESOURCES, INC.

EMPIRE RESOURCES REPORTS SECOND QUARTER 2013 RESULTS

Fort Lee, NJ, August 14, 2013 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the second quarter of 2013 were $110.5 million, which is 24% lower than the second quarter of 2012, and reflected the market decline in metal pricing as well as lower unit volume shipments to most geographic regions in line with soft economic conditions.

Gross profit for the second quarter of 2013 was $5.3 million, down 18% from the second quarter of 2012. However, gross profit as a percentage of sales improved to 4.8% from 4.4% of sales in the second quarter of 2012, as the Company continued to implement its inventory management strategy and reduced storage and processing costs in the quarter.

Operating income for the second quarter of 2013 was $1.8 million compared with $3.1 million in the second quarter of 2012. SG&A expenses were 6% higher versus the second quarter of 2012 due in part to the Company's investment in employee count to expand its geographic reach.

Interest expense of $1.1 million in the second quarter of 2013 was 20% below the second quarter of 2012. The Company's continued success in controlling inventory levels, which decreased $36.9 million or 24% from the end of the second quarter of 2012, enabled Empire to reduce bank debt by $43.8 million or 28% from the end of the prior year second quarter.

In the second quarter of 2013, the Company recognized a non-cash non-operating loss of $0.04 million related to the change in fair market valuation of the derivative feature of its convertible subordinated note. That compares with a non-cash non-operating gain of $0.2 million related to the derivative valuation recognized in the second quarter of 2012.

Before including the non-cash non-operating derivative-related amounts in both periods, pre-tax income was $0.6 million in the second quarter of 2013 versus $1.7 million in the second quarter of 2012.

Net income for the second quarter of 2013 was $0.4 million, or $0.04 per diluted share, including the derivative related non-cash non-operating loss. That compares with net income of $1.2 million, or $0.11 per diluted share, in the second quarter of 2012, including the non-cash non-operating gain in the prior year period.

For the first six months of 2013, net sales were $243.9 million; pre-tax income, before including a non-cash non-operating derivative-related loss of $2.2 million, was $2.9 million; and net income was $0.5 million, or $0.05 per diluted share, including the derivative-related loss. In the first six months of 2012, net sales were $291.3 million; pre-tax income, before including a non-cash non-operating derivative-related loss of $0.05 million, was $3.3 million; and net income was $2.0 million, or $0.21 per diluted share, including the derivative-related loss.

Nathan Kahn, President and CEO, commented, “Softer than expected economic conditions in most regions of the world and the fall-off in the market pricing of both aluminum and steel made the second quarter an especially challenging period. Additionally, the drop in the value of the Brazilian real meant that many potential steel orders in that market did not meet our margin requirements and caused us to curtail volume in the second quarter. However, the rest of South America remained strong and we are continuing to expand our reach in the region, most recently through the establishment of a wholly owned subsidiary in Mexico. We also have initiatives underway in Europe to improve our market position there.”

“Additionally, we moved forward in the second quarter with our strategy to improve profitability, and were successful in further reducing inventory, bank debt and interest costs. That progress is also reflected in our cash flow from operations, which nearly doubled to $7.9 million for the six month period from $4.0 million in the same period of 2012.”

“It is generally expected that market conditions will begin to strengthen in the fourth quarter. In the meantime, we will continue to execute our plan for profitable growth with our central focus on being effective partners to our customers and suppliers.”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income (Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$110,468	$145,692	$243,898	$291,301
Cost of goods sold	105,201	139,271	232,001	278,526
Gross profit	5,267	6,421	11,897	12,775
Selling, general and administrative expenses	3,501	3,307	6,759	6,759
Operating income	1,766	3,114	5,138	6,016
Other expenses
Change in value of derivative liability	(44)	195	(2,167)	(49)
Interest expense, net	(1,134)	(1,413)	(2,247)	(2,741)
Income before income taxes	588	1,896	724	3,226
Income taxes	221	728	272	1,227
Net income	$367	$1,168	$452	$1,999
Weighted average shares outstanding:
Basic	8,586	9,230	8,585	9,205
Diluted	8,871	12,117	8,860	12,096
Earnings per share:
Basic	$0.04	$0.13	$0.05	$0.22
Diluted	$0.04	$0.11	$0.05	$0.21

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Balance Sheets

(In thousands except share amounts)

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash	$2,212	$3,136
Trade accounts receivable (less allowance for doubtful accounts of $517 and $521)	58,408	53,551
Inventories	119,585	145,547
Deferred tax assets	4,166	3,306
Advance to supplier, net of imputed interest of $235 and $292	3,089	3,061
Other current assets	10,229	3,965
Total current assets	197,689	212,566
Advance to supplier, net of imputed interest of $130 and $234, net of current maturities	4,880	6,413
Preferential supply agreement	802	962
Long-term financing costs, net of amortization	637	862
Property and equipment, net	3,930	3,987
Total assets	$207,938	$224,790

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$113,853	$124,095
Current maturities of mortgage payable	177	171
Trade accounts payable	27,481	36,048
Income taxes payable	4,248	3,036
Accrued expenses and derivative liabilities	3,003	4,783
Dividends payable	215	-
Total current liabilities	148,977	168,133

Mortgage payable, net of current maturities	1,200	1,290
Subordinated convertible debt net of unamortized discount of $1,651 and $1,933 respectively	10,349	10,067
Derivative liability for embedded conversion option	4,163	1,996
Deferred taxes payable	138	195
Total Liabilities	164,827	181,681

Commitments and Contingencies (Note 19)

Stockholders' equity:
Common stock $.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at June 30, 2013 and December 31, 2012	117	117
Additional paid-in capital	11,937	11,937
Retained earnings	36,664	36,641
Accumulated other comprehensive loss	(136)	(136)
Treasury stock, 3,165,249 and 3,158,597 shares at June 30, 2013 and December 31, 2012, respectively	(5,471)	(5,450)
Total stockholders' equity	43,111	43,109
Total liabilities and stockholders' equity	$207,938	$224,790

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$452	$1,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	286	271
Change in value of derivative liability	2,167	49
Amortization of convertible note discount	283	283
Imputed interest on vendor advance	(161)	(259)
Amortization of supply agreement	160	-
Deferred income taxes	(942)	(39)
Foreign exchange loss/(gain), and other	10	35
Loss on sale of marketable securities	31	-
Changes in:
Trade accounts receivable	(4,900)	(12,148)
Inventories	25,879	27,423
Other current assets	(6,270)	(1,197)
Trade accounts payable	(8,562)	(14,905)
Income taxes payable	1,212	1,008
Accrued expenses and derivative liabilities	(1,746)	1,476
Net cash provided by operating activities	7,899	3,996
Cash flows provided by/(used in) investing activities:
Repayment/(advance) related to supply agreement	1,667	(5,000)
Net proceeds from sale of marketable securities	6	-
Purchases of property and equipment	(4)	(20)
Net cash provided by/(used in) investing activities	1,669	(5,020)
Cash flows (used in)/provided by financing activities:
(Repayments of)/proceeds from notes payable – banks	(10,169)	3,398
Repayments - mortgage payable	(84)	(79)
Dividends paid	(215)	(461)
Deferred financing costs	-	(2)
Treasury stock purchased	(21)	(1,932)
Net cash (used in )/provided by financing activities	(10,489)	924
Net decrease in cash	(921)	(100)
Effect of exchange rate	(3)	(15)
Cash at beginning of period	3,136	4,274
Cash at end of the period	$2,212	$4,159
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,137	$2,697
Income taxes	$1,825	$2,221
Non cash financing activities:
Dividend declared but not yet paid	$215	$215

See notes to unaudited condensed consolidated financial statements

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com